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                                                                                      EXHIBIT 12.1



                             THE CHARLES SCHWAB CORPORATION

                    Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands, unaudited)

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                                                                               Three Months Ended
                                                                                   March 31,
                                                                                1997       1996
                                                                                ----       ----
Earnings before taxes on income                                               $ 110,320  $  79,670
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Fixed charges
  Interest expense - customer                                                   108,790     86,391
  Interest expense - other                                                       14,340     12,618
  Interest portion of rental expense                                              6,226      5,427
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  Total fixed charges (A)                                                       129,356    104,436
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Earnings before taxes on income and fixed charges (B)                         $ 239,676  $ 184,106
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Ratio of earnings to fixed charges (B) divided by (A)*                              1.9        1.8
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Ratio of earnings to fixed charges excluding customer interest expense**            6.4        5.4
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*  The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.  For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.  "Fixed charges" consist of interest expense incurred on payables to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payables to customers is completely offset by interest revenue on related investments and margin loans, the
   Company considers such interest to be an operating expense.  Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.

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